PROSPECTUS SUPPLEMENT NO. 1 (to Prospectus dated May 28, 2026)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-295618

Secondary offering of up to 9,700,352 Class A ordinary shares offered by the Selling Shareholder

This Prospectus Supplement updates, amends and supplements the prospectus dated May 28, 2026 (the “Original Prospectus”), contained in our Post-Effective Amendment No. 2 to our Registration Statement on Form F-1, effective as of May 28, 2026 (Registration No. 333-295618) (the “Registration Statement”), relating to the resale, from time to time, by 3i, LP (“3i” or the “Selling Shareholder”), as a selling shareholder, of up to an aggregate of 9,700,352 shares of Class A ordinary shares, par value $0.0001 per share, of Blue Gold Limited, a Cayman Islands exempted company limited by shares (the “Company”), referred to herein as “Class A ordinary shares,” comprised of (i) 51,862 Class A ordinary shares underlying the Initial Senior Convertible Notes remaining unsold from the Initial Registration Statement (as defined below), (ii) 6,588,969 additional Class A ordinary shares underlying the Initial Senior Convertible Notes as a result of the Omnibus Amendment (as defined below), and (iii) 3,059,521 Class A ordinary shares underlying the January Note.

The Registration Statement of which this combined Prospectus Supplement forms a part, together with this Prospectus Supplement and the Original Prospectus, as such may be amended or supplemented from time to time (collectively, the “Registration Statement”), relate to the offer and resale from time to time of up to 9,648,490 Class A ordinary shares, consisting of 6,588,969 additional Class A ordinary shares underlying the Initial Senior Convertible Notes (as defined below) as a result of the Omnibus Amendment, and 3,059,521 Class A ordinary shares underlying the January Note.

In addition, pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), this combined Prospectus Supplement and Original Prospectus constitute supplements to, and form a part of, Registration Statement No. 333-290528 (the “Initial Registration Statement”). The Initial Registration Statement registered the resale of up to 1,215,299 Class A ordinary shares, of which 51,862 remain unsold as of the date of this combined Prospectus Supplement.

The Selling Shareholder may, from time to time, sell the Class A ordinary shares offered by them described in the Original Prospectus. We will not receive any proceeds from the sale of Class A ordinary shares by the Selling Shareholder. See “Use of Proceeds” for additional information. We will bear all costs, expenses and fees in connection with the registration of the Selling Shareholder’s Class A ordinary shares. The Selling Shareholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholder in disposing of their Class A ordinary shares.

Our Class A ordinary shares are listed on The Nasdaq Global Market under the symbol “BGL” and our warrants are listed on The Nasdaq Capital Market under the symbol “BGLWW.” On July 29, 2026 the closing price of our Class A ordinary shares was $0.21 per share and the closing price of our warrants was $0.05. Our securities have recently experienced extreme volatility in price and trading volume. From June 26, 2025, the first day of trading, to July 29, 2026, the closing price of our Class A ordinary shares ranged from as low as $0.20 to as high as $133.00 and daily trading volume ranged from 30,900 to 29,059,500 Class A ordinary shares. Likewise, during the same period, the closing price of our warrants ranged from as low as $0.04 to as high as $0.75 and daily trading volume ranged from 0 to 1,803,071 warrants. During this time, we have not experienced any material changes in our financial condition or results of operations that would explain such price volatility or trading volume. See “Risk Factors —  Risks Related to the Ownership of Our Securities  — The price of the Blue Gold Limited Class A ordinary shares may fluctuate significantly, which could negatively affect Blue Gold Limited and holders of its Class A ordinary shares.”

This Prospectus Supplement should be read in conjunction with the Original Prospectus and the Registration Statement, and is qualified by reference to the Original Prospectus and the Registration Statement, except to the extent that the information presented herein supersedes the information contained in the Original Prospectus or the Registration Statement. This Prospectus Supplement is not complete without, and may only be delivered or used in connection with, the Original Prospectus, including any amendments or supplements thereto. We may amend or supplement this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read this entire Prospectus Supplement and Original Prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined under federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary - Emerging Growth Company.”

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary - Foreign Private Issuer.”

Investing in our Class A ordinary shares involves risks that are described in the “Risk Factors” section beginning on page 9 of the Original Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered by this Prospectus Supplement, or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 5, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of July 2026

Commission File Number 001-42717

Blue Gold Limited
(Translation of registrant’s name into English)

94 Solaris Avenue
Camana Bay
PO Box 1348
Grand Cayman KY1-1108
Cayman Islands
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒     Form 40-F ☐

INFORMATION CONTAINED IN THIS REPORT

Notification of Nasdaq Listing Deficiencies

On July 24, 2026, Blue Gold Limited (the “Company”) received a written notification (the “Notification Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) advising the Company that, based on Nasdaq’s review of the Company’s Market Value of Publicly Held Shares (“MVPHS”) for the last 30 consecutive business days (June 10, 2026 through July 23, 2026), the Company no longer satisfies the minimum MVPHS requirement of $15,000,000 for continued listing on The Nasdaq Global Market, as required under Nasdaq Listing Rules 5450(b)(2) and 5450(b)(3)(C).

The Notification Letter does not result in the immediate delisting of the Company’s Class A Ordinary Shares (Nasdaq: BGL) from The Nasdaq Global Market. In accordance with Nasdaq Listing Rule 5810(c)(3)(D), the Company has been provided a compliance period of 180 calendar days, or until January 20, 2027, to regain compliance with the MVPHS requirement. To regain compliance, the Company’s MVPHS must close at $15,000,000 or more for a minimum of ten consecutive business days during the compliance period. Nasdaq’s staff may, in its discretion, require that the Company maintain a MVPHS of at least $15,000,000 for up to 20 consecutive business days pursuant to Nasdaq Listing Rule 5810(c)(3)(H).

Pursuant to Nasdaq Listing Rule 5810(b), the Company is required to make a public announcement disclosing receipt of the Notification Letter no later than four business days from the date of the letter. In satisfaction of this requirement, the Company is furnishing a press release, dated July 27, 2026, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In addition, under Nasdaq Listing Rule 5505, the Company may alternatively apply to transfer its listing to The Nasdaq Capital Market, provided it meets that market’s continued listing requirements and pays the applicable application fee under Nasdaq Listing Rule 5920(a)(11). If the Company does not regain compliance before the expiration of the compliance period on January 20, 2027, the Company will receive written notification that its securities are subject to delisting, at which time the Company may appeal the delisting determination to a Nasdaq Hearings Panel.

The Company intends to actively monitor its MVPHS during the compliance period and evaluate available options to regain compliance, which may include pursuing actions to increase the market value of publicly held shares or, alternatively, applying to transfer its listing to The Nasdaq Capital Market. The Notification Letter has no immediate effect on the listing or trading of the Company’s Class A Ordinary Shares on Nasdaq, and the Company’s securities will continue to trade under the symbol “BGL.”

Forward-Looking Statements

This Report of Foreign Private Issuer on Form 6-K contains forward-looking statements that involve risks and uncertainties, including those detailed in the Company’s periodic reports and other filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company’s current expectations and assumptions and speak only as of the date of this Report of Foreign Private Issuer on Form 6-K. The Company does not intend to revise or update any forward-looking statement contained in this Report of Foreign Private Issuer on Form 6-K as a result of new information, future events or otherwise, except as required by law.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated July 27, 2026

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 28, 2026

BLUE GOLD LIMITED

By:	/s/ Andrew Cavaghan
Andrew Cavaghan
Chief Executive Officer

Exhibit 99.1

Blue Gold Announces Receipt of Nasdaq Notification Regarding Minimum Market Value of Publicly Held Shares Deficiency

NEW YORK, NY, July 27, 2026 /PRNewswire/ — Blue Gold Limited (Nasdaq: BGL) (Nasdaq: BGLWW) (“Blue Gold” or the “Company”), a gold mining company with the infrastructure to deliver gold from mine-to-wallet, today announced that the Company received a notification letter (the “Notification Letter”) from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”), notifying the Company that it is currently not in compliance with the minimum Market Value of Publicly Held Shares ("MVPHS") requirement set forth under Nasdaq Listing Rule 5550(b)(2).

Nasdaq Listing Rule 5450(b)(3)(C) requires companies listed on the Nasdaq Global tier to maintain a minimum MVPHS of US$15 million and Nasdaq Listing Rule 5810(c)(3)(D) provides that a deficiency exists if a company fails to meet the minimum MVPHS requirement for a period of 30 consecutive business days. Based on the market value of the Company from June 10, 2026, to July 23, 2026, the Company no longer meets the minimum market value requirement.

The Notification Letter does not impact the Company’s listing on The Nasdaq Capital Market at this time. In accordance with Nasdaq Listing Rule 5810(c)(3)(D), the Company has been provided 180 calendar days, or until January 20, 2027, to regain compliance with Nasdaq Listing Rule 5540(b)(3)(C). To regain compliance, the Company’s MLPHS must closed at $15,000,000 or more for a minimum of 10 consecutive business days. In the event the Company does not regain compliance by January 20, 2027, the Company may be eligible for additional time to regain compliance or may face delisting. In the event of such a notification, the Nasdaq rules permit the Company an opportunity to appeal Nasdaq’s determination.

The Company’s business operations are not affected by the receipt of the Notification Letter. The Company intends to actively monitor its MVPHS and evaluate available options to regain compliance within the applicable compliance period. As part of this process, the Company currently intends to apply to transfer its listing to The Nasdaq Capital Market, subject to meeting the applicable continued listing requirements.

About Blue Gold Limited

Blue Gold Limited (Nasdaq: BGL) (Nasdaq: BGLWW) is gold mining company with the infrastructure to deliver gold from mine-to-wallet. The Company’s mission is to explore, develop and operate high-quality mining projects while leveraging modern technologies to sell the gold directly to end customers in tokenized form. Blue Gold prioritizes growth, sustainable development, and transparency in all its business practices. We believe that our commitment to responsible mining will enable us to create value for our shareholders while minimizing our environmental footprint.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements include, but are not limited to: general economic or political conditions; negative economic conditions that could impact Blue Gold Limited and the gold industry in general; reduction in demand for Blue Gold Limited’s products; changes in the markets that Blue Gold Limited targets; and any change in laws applicable to Blue Gold Limited or any regulatory or judicial interpretation. As a result, we cannot assure you that the forward-looking statements included in this press release will prove to be accurate or correct. These and other important factors and risks are discussed in Blue Gold Limited’s annual report on Form 20-F, filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 29, 2026, and other filings with the SEC. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this press release might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results, and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. Except as required by applicable law, we do not undertake any obligation to, and will not, update any forward-looking statements, whether as a result of new information, future events, or otherwise. For more information regarding Blue Gold Limited, please visit our website at bluegoldltd.com

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities.

For Further Information Contact:

Dave Gentry

RedChip Companies, Inc.

1-800-REDCHIP (733-2447)

1-407-644-4256

BGL@redchip.com

Secondary offering of up to 9,700,352 Class A ordinary shares offered by the Selling Shareholder

Prospectus Supplement

August 5, 2026